Exhibit 99.1

BMHC ANNOUNCES FOURTH QUARTER AND ANNUAL 2005 FINANCIAL RESULTS

Full Year 2005 Sales Increase 39% to Reach Record $2.9 Billion

2005 Net Income More than Doubles to $129.5 million

SAN FRANCISCO (February 7, 2006) - Building Materials Holding Corporation (Nasdaq:  BMHC), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales increased 52% to $818 million, compared to $539 million in the same quarter a year ago.  For the year ended December 31, 2005, sales increased 39% to $2.9 billion compared to $2.1 billion in 2004.
Net income was $33.5 million or $2.25 per share compared to $19.0 million or $1.34 per share in the same quarter a year ago.  Net income for the year was $129.5 million or $8.82 per share compared to $53.9 million or $3.87 per share in 2004.
“We generated the best results in BMHC’s history in 2005,” stated Mr. Robert E. Mellor, Chairman, President and Chief Executive Officer of Building Materials Holding Corporation.  “We are very pleased to have achieved record sales and net income for the year, which resulted from outstanding performances at both BMC Construction and BMC West.  Our results reflect continued success in meeting the construction service and building product needs of both custom and high-volume production homebuilders, as well as ongoing strong demand in our markets.
“During the year, we further expanded BMHC through the completion of seven acquisitions.  Most of our acquisitions completed during the year were focused on strengthening our service offerings, increasing our framing capabilities and adding trades such as concrete and plumbing.  We continue to adhere to two key objectives within our acquisition strategy, which are expanding our breadth of services for homebuilders and providing value through an integrated service offering.”

Segment Financial Performance
(thousands)

BMC Construction

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Sales	$445,609	$216,185	$1,393,886	$753,701

Income from operations	$48,551	$21,681	$160,957	$59,689

Sales at BMC Construction increased to $446 million from $216 million in the same quarter a year ago.  For the year, sales increased 85% to $1.4 billion from the prior year of $754 million.  Sales increased due to recent acquisitions not present in same quarter and period a year ago, as well as strong homebuilding activity, particularly in our Las Vegas and Phoenix markets.
Income from operations increased to $48.6 million from $21.7 million in the same quarter of the prior year.  Income from operations was $161.0 million compared to $59.7 million in the same period a year ago.  Acquisitions and margin improvements due to strong demand for our services in the Las Vegas, Phoenix and Florida markets, contributed to the increase in operating income.

BMC West

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Sales	$372,274	$323,124	$1,518,274	$1,337,324

Income from operations	$37,481	$23,954	$151,030	$96,083

Sales at BMC West increased 15% to $372 million compared to $323 million in the same quarter a year ago.  For the year, sales increased 14% to $1.5 billion compared to $1.3 billion a year ago.  Sales increased in each region of our operations as construction activity remained strong, especially in our Texas, Northwest and Intermountain regions.
Income from operations increased to $37.5 million from $24.0 million in the same quarter a year ago.  Income from operations was $151.0 million for the year compared to $96.1 million in 2004.  Improvements in margins as well as selling, general and administrative expenses as a percentage of sales were responsible for the increase in operating income.

Conference Call and Webcast
BMHC will host a conference call and audio webcast today at 9 a.m. Pacific Time (12:00 noon Eastern Time) to discuss financial results for the fourth quarter ended December 31, 2005.  The conference call may be accessed by dialing 800-659-1966 (Domestic), or 617-614-2711 (International).  The required pass code for the live conference call is 57557729.  A replay will be available through Tuesday, February 14, 2006 by dialing 888-286-8010 (Domestic), or 617-801-6888 (International).  The required pass code for the replay is 20530744.  The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com.  The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States.  We serve the homebuilding industry through two subsidiaries: BMC Construction provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states.  BMHC was recently named to the Forbes Platinum 400, also known as America’s Best Big Companies, and was selected Pro Dealer of the Year by Home Channel News.  To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results.  Additional information regarding business risks and uncertainties is contained in Item 1 of our most recent Form 10-K.  These risks and uncertainties may include, but are not limited to:

•	demand for homebuilding which is influenced by changes in the overall condition of the U.S. economy, including job formation, interest rates, consumer confidence and other important factors;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products and building materials;
•	changes in the business models of our customers;
•	intense competition;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or it may take longer to realize than expected;
•	our ability to identify suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	weather conditions including natural catastrophic events;
•	implementation of cost structures that align with revenue growth;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict; and

•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements.  While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements.  These factors include, but are not limited to the risks and uncertainties cited in the above paragraph.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release.  We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations
(415) 627-9100	(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Sales
Construction services	$489,949	$255,096	$1,586,509	$904,362
Building products	327,934	284,213	1,325,651	1,186,663
Total sales	817,883	539,309	2,912,160	2,091,025

Costs and operating expenses
Cost of goods sold
Construction services	396,613	209,635	1,285,949	768,407
Building products	237,066	211,825	967,877	897,725
Impairment of assets	857	1,001	1,320	2,274
Selling, general and administrative expenses	121,436	81,459	420,862	317,002
Other income, net	(425)	(515)	(3,204)	(2,491)
Total costs and operating expenses	755,547	503,405	2,672,804	1,982,917

Income from operations	62,336	35,904	239,356	108,108

Interest expense	4,243	3,376	14,420	13,560

Income before income taxes and minority interests	58,093	32,528	224,936	94,548

Income taxes	21,060	12,435	79,915	35,198

Minority interests income	(3,552)	(1,047)	(15,514)	(5,440)

Net income	$33,481	$19,046	$129,507	$53,910

Net income per share:
Basic	$2.35	$1.39	$9.22	$4.00
Diluted	$2.25	$1.34	$8.82	$3.87

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	December 31			December 31
	2005	2004		2005	2004
ASSETS			LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY
Cash and cash equivalents	$30,078	$19,496
Marketable securities	3,645	2,216	Accounts payable	$146,627	$77,591
Receivables, net of $3,756 and			Accrued compensation	65,928	34,078
$4,367	363,527	238,071	Insurance deductible reserves	21,872	12,903
Inventory	168,282	153,391	Other accrued liabilities	51,579	26,177
Unbilled receivables	56,128	17,196	Billings in excess of costs and estimated
Deferred income taxes	5,768	11,913	earnings	33,799	11,274
Prepaid expenses and other	6,967	7,317	Current portion of long-term debt	10,131	3,404
Total current assets	634,395	449,600	Total current liabilities	329,936	165,427

Property and equipment			Deferred income taxes	6,911	297
Land	47,328	37,036	Insurance deductible reserves	20,753	13,736
Buildings and improvements	118,556	102,321	Long-term debt	278,169	206,419
Equipment	166,633	124,451	Other long-term liabilities	30,689	23,162
Construction in progress	9,485	4,956	Total liabilities	666,458	409,041
Accumulated depreciation	(121,525)	(104,453)
Marketable securities	28,875	16,760	Minority interests	14,006	6,325
Deferred loan costs	3,616	2,084
Other long-term assets	20,465	16,281	Commitments and contingent liabilities	―	―
Other intangibles, net	55,227	13,692
Goodwill	187,470	80,316	Shareholders’ equity
Total assets	$1,150,525	$743,044	Common stock, $0.001 par value:
			authorized 50,000,000 shares;
			issued and outstanding 14,379,290
			and 13,852,683 shares	14	14
			Additional paid-in capital	143,795	124,594
			Unearned compensation	(2,698)	(1,383)
			Retained earnings	328,463	205,812
			Accumulated other comprehensive income (loss), net	487	(1,359)
			Total shareholders’ equity	470,061	327,678
			Total liabilities, minority interests and shareholders’ equity	$1,150,525	$743,044

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Sales
BMC Construction	$445,609	$216,185	$1,393,886	$753,701

BMC West	372,274	323,124	1,518,274	1,337,324
	$817,883	$539,309	$2,912,160	$2,091,025

Income from operations
BMC Construction	$48,551	$21,681	$160,957	$59,689

BMC West	37,481	23,954	151,030	96,083

Corporate and other	(23,696)	(9,731)	(72,631)	(47,664)
	$62,336	$35,904	$239,356	$108,108

We evaluate our results of operations including and excluding acquisitions.  We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three and twelve months ended December 31, 2005 and 2004 is provided in the following table:

	Three Months Ended December 31		Twelve Months Ended December 31
	2005	2004	2005	2004
Sales
BMC Construction	$445,609	$216,185	$1,393,886	$753,701
Less: Acquisitions	(190,775)	―	(384,578)	―
	254,834	216,185	1,009,308	753,701

BMC West	372,274	323,124	1,518,274	1,337,324
Less: Acquisitions	(285)	―	(19,340)	―
	371,989	323,124	1,498,934	1,337,324
	$626,823	$539,309	$2,508,242	$2,091,025

Income from operations
BMC Construction	$48,551	$21,681	$160,957	$59,689
Less: Acquisitions income	(15,153)	―	(31,380)	―
	33,398	21,681	129,577	59,689

BMC West	37,481	23,954	151,030	96,083
Less: Acquisitions income	28	―	(208)	―
	37,509	23,954	150,822	96,083

Corporate and other	(23,696)	(9,731)	(72,631)	(47,664)
	$47,211	$35,904	$207,768	$108,108